Exhibit 99.1

Pitney Bowes Announces First Quarter 2019 Financial Results

STAMFORD, Conn.--(BUSINESS WIRE)--May 1, 2019--Pitney Bowes Inc. (NYSE: PBI), a global technology company that provides commerce solutions in the areas of ecommerce, shipping, mailing, and data, today announced its financial results for the first quarter 2019.

Quarterly Financial Results:

  Revenue of $868 million, a decline of 3 percent; a decline of 2 percent when adjusted for the impact of currency; a decline of 1 percent when adjusted for both the impact of currency and market exits
  GAAP EPS of ($0.01), which included a $0.10 loss related to the previously announced sale of direct operations in 6 smaller European markets
  Adjusted EPS of $0.12
  GAAP cash from operations of $70 million; free cash flow of $32 million
  Repurchased $39 million of stock, or 5.6 million shares
  The Company is updating its 2019 annual guidance

“While we delivered first quarter revenue that was largely in-line with our expectations, we fell short on profitability. Clearly, we are not pleased with our profit performance, but are confident that the actions we are taking will improve profitability and continue to position us for sustained growth for the long-term,” said Marc B. Lautenbach, President and CEO, Pitney Bowes. “We continued to make progress against our long-term objectives as we move our portfolio of business to the growth areas of the market. For the second consecutive quarter, our Commerce Services business was the largest component of our overall revenue and our shipping-related revenues counted for approximately one-third of our total revenue.”

First Quarter 2019 Results

Revenue totaled $868 million, which was a decline of 3 percent versus prior year. Revenue declined 2 percent versus the prior year when adjusted for the impact of currency and declined 1 percent when adjusted for both the impact of currency and the previously announced sale of direct operations in 6 smaller European markets (market exits).

Commerce Services revenue grew 5 percent as reported and 6 percent adjusted for currency. Small and Medium Business (SMB) Solutions revenue declined 10 percent as reported and 9 percent when adjusted for the impact of currency. SMB revenue declined 7 percent when adjusted for both the impact of currency and market exits. Software Solutions revenue declined 4 percent as reported and 2 percent adjusted for currency.

GAAP earnings per diluted share (GAAP EPS) were ($0.01), which included a $0.10 loss related to the market exits.

Adjusted earnings per diluted share (Adjusted EPS) were $0.12.

GAAP and Adjusted EPS include a $0.03 per share impact for a charge related to a SendPro C tablet replacement program to address an underlying battery longevity issue.

The Company’s earnings per share results for the first quarter are summarized in the table below:

	First Quarter*
	2019	2018
GAAP EPS	($0.01)	$0.32
Discontinued operations	$0.01	($0.05)
GAAP EPS from continuing operations	($0.01)	$0.27
Loss from market exits	$0.10	-
Restructuring charges, net	$0.01	-
Transaction costs	$0.01	-
Adjusted EPS	$0.12	$0.28

*	The sum of the earnings per share may not equal the totals above due to rounding.

GAAP Cash from Operations and Free Cash Flow Results

GAAP cash from operations during the quarter was $70 million and free cash flow was $32 million. Compared to the prior year, free cash flow was lower partially due to the timing of reserve account deposits and the decline in net income offset by the timing of working capital requirements.

The Company repurchased $39 million worth of its shares and returned $9 million in dividends to its common shareholders.

Adoption of New Lease Accounting Standard

The company adopted the new lease accounting standard, ASC 842, effective January 1, 2019 using a modified retrospective approach, which requires the Company to recognize and measure leases at the beginning of the earliest period presented. Beginning with the quarter ending March 31, 2019, the Company’s financial information will reflect adoption of the standard with prior periods adjusted accordingly. Certain reclassified historical financial information on a basis consistent with the new standard can be found within the Financial Reporting section of the Company's Investor Relations web site, or at www.investorrelations.pitneybowes.com/financial-information This reclassified historical information does not take into account any other reclassifications that may be made to historical financial information to conform to the current year presentation.

First Quarter 2019 Business Segment Reporting

The business reporting groups reflect how the Company manages these groups and the clients served in each market.

The Commerce Services group includes the Global Ecommerce and Presort Services segments. Global Ecommerce facilitates global cross-border ecommerce transactions and domestic retail and ecommerce shipping solutions, including fulfillment and returns. Presort Services provides sortation services to qualify large volumes of First Class Mail, Marketing Mail and Bound and Packet Mail (Standard Flats and Bound Printed Matter) for postal workshare discounts.

The SMB Solutions group offers mailing and shipping solutions, financing, services, supplies and other applications for small and medium businesses to help simplify and save on the sending, tracking and receiving of letters, parcels and flats. This group includes the North America Mailing and International Mailing segments.

Software Solutions provide customer engagement, customer information, location intelligence software and data.

The results for each segment within the group may not equal the subtotals for the group due to rounding.

Commerce Services
($ millions)	First Quarter
Revenue	2019	2018	Y/Y Reported	Y/Y Ex Currency
Global Ecommerce	$266	$247	8%	9%
Presort Services	135	134	0%	0%
Commerce Services	$401	$381	5%	6%

EBITDA
Global Ecommerce	$2	$7	(72%)
Presort Services	22	33	(34%)
Commerce Services	$24	$40	(40%)

EBIT
Global Ecommerce	($15)	($8)	(89%)
Presort Services	15	27	(44%)
Commerce Services	$0	$19	(98%)

Global Ecommerce

Revenue increased from prior year driven by growth in domestic parcel and shipping solutions volumes partially offset by lower cross border volumes. EBIT and EBITDA margins declined from prior year driven by a shift in the mix of business to faster growing, lower margin services. Margins were also impacted by investments in market growth opportunities, which includes marketing programs and new facilities, operational excellence initiatives and higher labor costs. Additionally, margin was impacted by a temporary delay in the approval of one of the Company’s Negotiated Service Agreements with the USPS, which has subsequently been approved.

Presort Services

Revenue growth was driven by higher volumes of Standard Class, First Class and Flats processed offset by lower revenue per piece. EBIT and EBITDA margins declined from prior year primarily due to higher labor and transportation costs. A changing client mix towards larger clients drove the lower revenue per piece, which also contributed to the margin decline.

SMB Solutions
($ millions)	First Quarter
Revenue	2019	2018	Y/Y Reported	Y/Y Ex Currency	Y/Y Ex Currency & Market Exits*
North America Mailing	$315	$341	(7%)	(7%)	(7%)
International Mailing	79	98	(20%)	(14%)	(6%)
SMB Solutions	$394	$439	(10%)	(9%)	(7%)

EBITDA
North America Mailing	$117	$136	(14%)
International Mailing	14	20	(28%)
SMB Solutions	$131	$156	(16%)

EBIT
North America Mailing	$111	$129	(14%)
International Mailing	12	16	(26%)
SMB Solutions	$122	$145	(15%)

* Excluding $9 million related to market exits and $6 million related to the impacts of currency

North America Mailing

Revenue declined on lower equipment sales and recurring revenue streams. EBIT and EBITDA margins were impacted by a charge of $9 million related to a SendPro C tablet replacement program to address an underlying battery longevity issue. The tablet upgrade provides the latest technology and results in an improved client experience.

International Mailing

Excluding the effect from currency and market exits, equipment sales and recurring revenue streams both contributed to the revenue decline. The equipment sales decline was driven by weakness in Germany and France partially offset by growth in the UK and Japan. EBIT and EBITDA margins decreased versus prior year primarily driven by the lower revenue.

Software Solutions
($ millions)	First Quarter
	2019	2018	Y/Y Reported	Y/Y Ex Currency
Revenue	$73	$76	(4%)	(2%)
EBITDA	$4	$5	(12%)
EBIT	$2	$2	(32%)

Software Solutions

Revenue declined from prior year driven by lower license revenue partially offset by higher data updates, SaaS and services revenue. Revenue also benefited from continued growth in smaller deals. Prior year license revenue benefited from a $7 million Location Intelligence deal. EBIT and EBITDA margins decreased from prior year largely driven by the lower license revenue.

2019 Guidance

The Company is updating its 2019 annual guidance and now expects:

  Revenue, on a constant currency (CC) basis, to be in the range of 1 percent to 3 percent growth when compared to 2018.
  Adjusted EPS from continuing operations to be in the range of $0.90 to $1.05.
  Free cash flow to be in the range of $200 million to $250 million. Free cash flow guidance includes the funding of third party financing initiatives.

This guidance discusses future results, which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2018 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

This guidance excludes any unusual items that may occur or additional portfolio or restructuring actions, not specifically identified, as the Company implements plans to further streamline its operations and reduce costs. Revenue guidance is provided on a constant currency basis. The Company cannot reasonably predict the impact that future changes in currency exchange rates will have on revenue and net income. Additionally, the Company cannot provide GAAP EPS and GAAP cash from operations guidance due to the uncertainty of future potential restructurings, goodwill and asset write-downs, unusual tax settlements or payments, special contributions to its pension funds, acquisitions, divestitures and other potential adjustments, which could, individually or in the aggregate, have a material impact on the Company’s performance. The Company’s guidance is based on an assumption that the global economy and foreign exchange markets in 2019 will not change significantly.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. ET. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pitneybowes.com.

About Pitney Bowes

Pitney Bowes (NYSE:PBI) is a global technology company providing commerce solutions that power billions of transactions. Clients around the world, including 90 percent of the Fortune 500, rely on the accuracy and precision delivered by Pitney Bowes solutions, analytics, and APIs in the areas of ecommerce fulfillment, shipping and returns; cross-border ecommerce; office mailing and shipping; presort services; location data; customer information and engagement software; services; and financing. For nearly 100 years Pitney Bowes has been innovating and delivering technologies that remove the complexity of getting commerce transactions precisely right. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

Use of Non-GAAP Measures

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP); however, in its disclosures the Company uses certain non-GAAP measures, such as adjusted earnings before interest and taxes (EBIT), adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted earnings per share (EPS), revenue growth on a constant currency basis and free cash flow.

The Company reports measures such as adjusted EBIT, adjusted EPS and adjusted net income to exclude the impact of special items like restructuring charges, tax adjustments, goodwill and asset write-downs, and costs related to dispositions and acquisitions. While these are actual Company expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

In addition, revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the period. Constant currency is calculated by converting our current quarter reported results using the prior year’s exchange rate for the comparable quarter. In addition, this quarter the Company reported the comparison of revenue excluding the impact of currency and market exits to prior year, which excludes the impact of changes in foreign currency exchange rates since the prior period and also excludes the revenues associated with the recent market exits in several smaller markets. This comparison allows an investor insight into the underlying revenue performance of the business and true operational performance from a comparable basis to prior period. A reconciliation of reported revenue to constant currency revenue, as well as reported revenue to “revenue excluding the impact of currency and market exits” can be found in the Company’s attached financial schedules.

The Company reports free cash flow in order to provide investors insight into the amount of cash that management could have available for other discretionary uses. Free cash flow adjusts GAAP cash from operations for capital expenditures, restructuring payments, unusual tax settlements, special contributions to the Company’s pension fund and cash used for other special items. A reconciliation of GAAP cash from operations to free cash flow can be found in the Company’s attached financial schedules.

Segment EBIT is the primary measure of profitability and operational performance at the segment level. Segment EBIT is determined by deducting from segment revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. The Company has also included segment EBITDA as a useful measure for profitability and operational performance, and an additional way to look at the economics of the segments, especially in light of some of the Company’s more recent, larger acquisitions. Segment EBITDA further excludes depreciation and amortization expense for the segment. A reconciliation of segment EBIT and EBITDA to net income can be found in the attached financial schedules.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information can be found at the Company's web site www.pb.com/investorrelations

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: declining physical mail volumes; changes in, or loss of, our contractual relationships with the U.S. Postal Service or posts in other major markets; changes in postal regulations; competitive factors, including pricing pressures, technological developments and the introduction of new products and services by competitors; the United Kingdom's potential exit from the European Union (Brexit); our success in developing and marketing new products and services, and obtaining regulatory approvals, if required; changes in banking regulations or the loss of our Industrial Bank charter; changes in labor conditions and transportation costs; macroeconomic factors, including global and regional business conditions that adversely impact customer demand, foreign currency exchange rates and interest rates; changes in global political conditions and international trade policies, including the imposition or expansion of trade tariffs and other factors as more fully outlined in the Company's 2018 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months ended March 31, 2019 and 2018, and consolidated balance sheets as of March 31, 2019 and December 31, 2018 are attached

Pitney Bowes Inc.
Consolidated Statements of (Loss) Income
(Unaudited; in thousands, except share and per share amounts)

	Three months ended March 31,
	2019	2018
Revenue:
Equipment sales	$89,787	$106,708
Supplies	50,953	59,993
Software	73,318	76,294
Rentals	22,157	24,965
Financing	97,043	100,349
Support services	128,621	140,650
Business services	406,523	387,624
Total revenue	868,402	896,583

Costs and expenses:
Cost of equipment sales	63,665	62,469
Cost of supplies	13,550	16,947
Cost of software	23,383	24,129
Cost of rentals	9,715	12,748
Financing interest expense	11,364	11,064
Cost of support services	41,779	46,065
Cost of business services	327,046	294,379
Selling, general and administrative	300,982	302,810
Research and development	21,774	24,495
Restructuring charges	3,598	904
Other components of net pension and postretirement cost	(638)	(1,719)
Interest expense, net	27,602	32,014
Other expense	17,710	-
Total costs and expenses	861,530	826,305

Income from continuing operations before taxes	6,872	70,278
Provision for income taxes	8,301	18,795
(Loss) income from continuing operations	(1,429)	51,483
(Loss) income from discontinued operations, net of tax	(1,230)	8,487
Net (loss) income	$(2,659)	$59,970

Basic (loss) earnings per share attributable to common stockholders:
Continuing operations	$(0.01)	$0.28
Discontinued operations	(0.01)	0.05
Net (loss) income	$(0.01)	$0.32

Diluted (loss) earnings per share attributable to common stockholders:
Continuing operations	$(0.01)	$0.27
Discontinued operations	(0.01)	0.05
Net (loss) income	$(0.01)	$0.32

Weighted-average shares used in diluted earnings per share	185,970,755	188,174,983

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited; in thousands, except share amounts)

Assets	March 31, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$838,905	$867,262
Short-term investments	65,405	59,391
Accounts receivable, net	412,661	456,138
Short-term finance receivables, net	684,436	758,511
Inventories	68,876	62,279
Current income taxes	21,897	5,947
Other current assets and prepayments	134,929	100,625
Assets of discontinued operations	-	4,854
Total current assets	2,227,109	2,315,007

Property, plant and equipment, net	412,727	410,114
Rental property and equipment, net	41,862	46,228
Long-term finance receivables, net	545,360	536,369
Goodwill	1,754,259	1,766,511
Intangible assets, net	223,005	227,137
Operating lease assets	152,139	156,788
Noncurrent income taxes	61,700	66,326
Other assets	388,104	419,677
Total assets	$5,806,265	$5,944,157

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,313,440	$1,390,362
Current operating lease liabilities	35,219	37,208
Current income taxes	5,697	15,284
Current portion of long-term debt	207,231	199,535
Advance billings	213,171	235,116
Liabilities of discontinued operations	-	3,276
Total current liabilities	1,774,758	1,880,781

Deferred taxes on income	257,639	254,353
Tax uncertainties and other income tax liabilities	51,950	39,548
Noncurrent operating lease liabilities	124,873	127,237
Long-term debt	3,047,661	3,066,073
Other noncurrent liabilities	463,028	474,323
Total liabilities	5,719,909	5,842,315

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	1	1
Cumulative preference stock, no par value, $2.12 convertible	388	396
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	109,166	121,475
Retained earnings	5,267,615	5,279,682
Accumulated other comprehensive loss	(918,072)	(948,961)
Treasury stock, at cost	(4,696,080)	(4,674,089)
Total stockholders' equity	86,356	101,842
Total liabilities and stockholders' equity	$5,806,265	$5,944,157

Pitney Bowes Inc. Business Segments (Unaudited; in thousands)

	Three months ended March 31,
	2019	2018	% Change
REVENUE
Global Ecommerce	$266,254	$246,590	8%
Presort Services	134,847	134,458	0%
Commerce Services	401,101	381,048	5%

North America Mailing	315,474	340,811	(7%)
International Mailing	78,509	98,430	(20%)
Small & Medium Business Solutions	393,983	439,241	(10%)

Software Solutions	73,318	76,294	(4%)
Total revenue	$868,402	$896,583	(3%)

EBIT
Global Ecommerce	$(14,600)	$(7,711)	(89%)
Presort Services	15,066	27,026	(44%)
Commerce Services	466	19,315	(98%)

North America Mailing	110,613	128,568	(14%)
International Mailing	11,790	16,022	(26%)
Small & Medium Business Solutions	122,403	144,590	(15%)

Software Solutions	1,692	2,492	(32%)
Segment EBIT (1)	$124,561	$166,397	(25%)

EBITDA
Global Ecommerce	$1,858	$6,719	(72%)
Presort Services	21,986	33,188	(34%)
Commerce Services	23,844	39,907	(40%)

North America Mailing	117,053	136,067	(14%)
International Mailing	14,208	19,632	(28%)
Small & Medium Business Solutions	131,261	155,699	(16%)

Software Solutions	4,172	4,736	(12%)
Segment EBITDA (2)	$159,277	$200,342	(20%)

Reconciliation of segment EBITDA to net (loss) income

Segment EBITDA	$159,277	$200,342
Less: Segment depreciation and amortization	(34,716)	(33,945)
Segment EBIT	124,561	166,397
Corporate expenses	(55,689)	(51,082)
Adjusted EBIT	68,872	115,315
Interest, net (3)	(38,966)	(43,078)
Restructuring charges	(3,598)	(904)
Loss from market exits	(17,710)	-
Transaction costs	(1,726)	(1,055)
Provision for income taxes	(8,301)	(18,795)
(Loss) income from continuing operations	(1,429)	51,483
(Loss) income from discontinued operations, net of tax	(1,230)	8,487
Net (loss) income	$(2,659)	$59,970

(1)	Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges, and other items that are not allocated to a particular business segment.
(2)	Segment EBITDA is calculated as Segment EBIT plus segment depreciation and amortization expense.
(3)	Includes financing interest expense and interest expense, net.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited; in thousands, except per share amounts)

	Three months ended March 31,
	2019	2018	Y/Y Chg.

Reconciliation of reported revenue to revenue excluding currency
Revenue, as reported	$868,402	$896,583	(3%)
Currency impact on revenue	9,981	-	NM
Revenue, at constant currency	878,383	896,583	(2%)
Less revenue from Market Exits	(6,013)	(14,879)	NM
Revenue, excluding currency and Market Exits	$872,370	$881,704	(1%)

Reconciliation of reported net (loss) income to adjusted earnings
Net (loss) income	$(2,659)	$59,970
Loss (income) from discontinued operations, net of tax	1,230	(8,487)
Restructuring charges	2,659	672
Loss from market exits	19,423	-
Transaction costs	1,289	785
Adjusted net income	21,942	52,940
Provision for income taxes, as adjusted	7,964	19,297
Interest, net	38,966	43,078
Adjusted EBIT	68,872	115,315
Depreciation and amortization	39,365	39,738
Adjusted EBITDA	$108,237	$155,053

Reconciliation of reported diluted (loss) earnings per share to adjusted diluted earnings per share
Diluted (loss) earnings per share	$(0.01)	$0.32
Loss (income) from discontinued operations, net of tax	0.01	(0.05)
Restructuring charges	0.01	-
Loss from market exits	0.10	-
Transaction costs	0.01	-
Adjusted diluted earnings per share	$0.12	$0.28

Note: The sum of the earnings per share amounts may not equal the totals due to rounding.

Reconciliation of reported net cash from operating activities to free cash flow
Net cash provided by operating activities	$69,728	$69,629
Net cash used in (provided by) operating activities - discontinued operations	3,614	(24,856)
Capital expenditures	(28,754)	(29,017)
Restructuring payments	8,144	15,585
Reserve account deposits	(23,036)	6,654
Transaction costs paid	1,839	2,593
Free cash flow	$31,535	$40,588

CONTACT:
Editorial -
Bill Hughes
Chief Communications Officer
203/351-6785

Financial -
Adam David
VP, Investor Relations
203/351-7175